Calculation of Filing Fee Tables
S-8
Sports Entertainment Gaming Global Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value	Other	3,634,348	$ 0.80	$ 2,907,478.40	0.0001381	$ 401.52
Total Offering Amounts:						$ 2,907,478.40		$ 401.52
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 401.52
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock of Sports Entertainment Gaming Global Corporation. (the "Registrant") that may be granted under the Registrant's 2021 Incentive Award Plan, as amended (the "2021 Plan") to prevent dilution resulting from stock splits, stock dividends or similar transactions. Represents 3,634,348 shares of Registrant's common stock that were added to the shares reserved for issuance under the 2021 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)) of the Securities Act of 1933, as amended, and based on $0.80 per share, the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Market on March 23, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources